Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	March 2, 2022	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Acquisition of Mineral and Royalty Interests

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that it has entered into a non-taxable contribution and exchange agreement with unrelated third parties to acquire mineral and royalty interests of approximately 3,600 net royalty acres located in 13 counties across Colorado, Louisiana, Ohio, Oklahoma, Pennsylvania, West Virginia and Wyoming. The contributing entities will convey their interests to DMLP in exchange for 570,000 common limited partnership units of Dorchester Minerals, L.P. The acquisition is expected to close on March 31, 2022, subject to customary closing conditions, with cash received by the Contributors after January 1, 2022 being contributed to the Partnership.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 26 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.